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                                  EXHIBIT 4(a)
                        UNITED COMMUNITY FINANCIAL CORP.
                          1999 LONG-TERM INCENTIVE PLAN

                                    SECTION 1
                               PURPOSE OF THE PLAN

 1.1 The purpose of the United Community Financial Corp. 1999 Long-Term Incentive Plan is to attract and retain qualified directors, directors emeritus and employees and to strengthen the mutuality of interests between such directors, directors emeritus and employees and the Corporation's shareholders by providing directors, directors emeritus and employees with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Corporation.

                                    SECTION 2
                                   DEFINITIONS

 2.1 Unless the context indicates otherwise, the following terms, when used in this Plan, shall have the meanings set forth in this
            Section:

              a) "AFFILIATE" means (i) a member of a controlled group of corporations of which the Corporation is a member or (ii) an unincorporated trade or business which is under common control with the Corporation as determined in accordance with Section 414(c) of the Code, and the regulations issued thereunder. For purposes hereof, a "controlled group of corporations" shall have the meaning set forth in Section 1563(a) of the Code determined without regard to Sections 1563(a)(4) and (e)(3)(c) of the Code.

              b) "AWARD" means a grant or award under this Plan in the form of an Option, an SAR, Restricted Shares, a Performance Award or any other stock-based incentive award.

              c)  "BOARD" means the Board of Directors of the Corporation.

              d) "CHANGE OF CONTROL" means an event defined in Section 16 of this Plan.

              e) "CODE" means the Internal Revenue Code of 1986, as amended, and related Treasury Regulations.

              f) "COMMITTEE" means any Committee comprised of two or more Outside Directors designated by the Board to administer the Plan in accordance with Section 4 of this Plan.

              g) "COMMON SHARES" means the common shares, without par value, of the Corporation.

              h)  "CORPORATION" means UCFC.

              i) "DEFERRED SHARES" means an award made pursuant to Section 11 of this Plan of the right to receive Common Shares in lieu of cash thereof at the end of a specified time period.

              j) "DIRECTOR" means any member of the Board of Directors of the Corporation or the Board of Directors of a Subsidiary.

              k) "DIRECTOR EMERITUS" means any director emeritus of the Corporation or a Subsidiary.

              l) "DISABILITY" means permanent and total disability within the meaning of Section 22(e)(3) of the Code.

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              m)  "EFFECTIVE DATE" means the date defined in Section 21.1 of this Plan.

              n) "EMPLOYEE" means any full-time employee of the Corporation or any of its Subsidiaries (including Directors or Directors Emeritus who are employed on a full-time basis by the Corporation or any of its Subsidiaries).

              o) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

              p) "FAIR MARKET VALUE" of a Common Share on a given date shall be based upon the last sales price or, if unavailable, the average of the closing bid and asked prices of a Common Share on such date (or, if there was no trading or quotation in the Common Shares on such date, on the next preceding date on which there was trading or quotation) if the Common Shares are listed on a national securities exchange or quoted on an interdealer quotation system. If the Common Shares are not listed on a national securities exchange or quoted on an interdealer quotation system, the Fair Market Value of a Common Share shall be determined by the Committee in good faith based upon the best available facts and circumstances at the time.

              q)  "GRANTEE" means a person granted an Award under this Plan.

              r) "IMMEDIATE FAMILY" means, with respect to a given Grantee, that Grantee's spouse, children or grandchildren (including adopted children or grandchildren).

              s) "ISO" means an Award that is intended to qualify as an incentive stock option under Section 422 of the Code, as now or hereafter constituted.

              t) "NON-EMPLOYEE DIRECTOR" means a Director or Director Emeritus of the Corporation or a Subsidiary who is not an Employee nor has been an Employee at any time during the prior one-year period.

              u) "NQSO" means an Award that is not intended to qualify as an incentive stock option under Section 422 of the Code, as now or hereafter constituted.

              v) "OPTIONS" refers collectively to NQSOs and ISOs issued under this Plan.

              w) "OTS" means the Office of Thrift Supervision, Department of the Treasury.

              x) "OUTSIDE DIRECTOR" means a non-employee Director or Director Emeritus within the meaning of Rule 16b-3(b)(3) under the Exchange Act, or any successor thereto, who is also an "outside director" within the meaning of Section 162(m) of the Code and the regulations thereunder.

              y) "PERFORMANCE AWARD" means an Award under the Plan, payable in cash, Common Shares, other securities or other awards, which confers on the holder thereof the right to receive payments upon the achievement of certain performance goals during the performance periods established by the Committee.

              z) "PERMITTED TRANSFEREE" means any individual or entity as defined in Section 18.2 of this Plan.

              aa) "PLAN" means this 1999 Long-Term Incentive Plan as set forth herein and as amended from time to time.

              bb) "RESTRICTED SHARES" means an Award of Common Shares subject to restrictions on transfer and/or any other restrictions on incidents of ownership as the Committee may determine.

              cc) "RETIREMENT" means the retirement of a Grantee between ages 60 and 64 with 15 or more years of service to the Corporation or a Subsidiary, or the retirement of a Grantee at or after age 65.

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              dd) "RULES" means Rule 16(b)(3) and any successor provisions promulgated by the Securities and Exchange Commission under
                  Section 16 of the Exchange Act.

              ee) "SAR" means an Award constituting the right to receive, upon surrender of the right, but without payment, an amount payable in cash.

              ff) "SUBSIDIARY OR SUBSIDIARIES" means any entity or entities in which the Corporation owns a majority of the voting power.

              gg) "TEN PERCENT SHAREHOLDER" means any Grantee who owns more than
                  10% of the combined voting power of all classes of stock of the Corporation, within the meaning of Section 422 of the Code.

              hh) "TERMINATED FOR CAUSE" means any removal of a Director or discharge of an employee for the personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of a material provision of any law, rule or regulation (other than traffic violations or similar offenses) or a material violation of a final cease-and-desist order or for any other action of a director or employee which results in a substantial financial loss to the Corporation or a Subsidiary.

                                    SECTION 3
                             TYPES OF AWARDS COVERED

3.1        Awards granted under this Plan may be:

              a)  Options which may be designated as:

                  (i)  NQSOs; or

                  (ii) ISOs;

              b)  SARs;

              c)  Restricted Shares;

              d)  Performance Awards; or

              e)  other forms of stock-based incentive awards.

                                    SECTION 4
                                 ADMINISTRATION

4.1 This Plan shall be administered by the Committee. The members of the Committee shall be appointed from time to time by the Board. Members of the Committee shall serve at the pleasure of the Board, and the Board may from time to time remove members from, or add members to, the Committee. Subject to the provisions of this Plan and applicable law, the Committee shall have full discretion and the exclusive power:

              a) to select the Employees, Directors and Directors Emeritus who will participate in the Plan and to make Awards to such Employees and Directors;

              b) to determine the times at which Awards shall be granted and any terms and conditions with respect to Awards as shall not be inconsistent with the provisions of this Plan; and

              c) to resolve all questions relating to the administration of this Plan and applicable law.

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4.2        The interpretation of, and application by, the Committee of any provision of this Plan shall be final and conclusive. The Committee, in its sole discretion, may establish rules and guidelines relating to this Plan as it may deem appropriate.

4.3 A majority of the members of the Committee shall constitute a quorum for the transaction of business. An action in writing by all members of the Committee then serving shall be fully as effective as if the action had been taken by unanimous vote at a meeting duly called and held.

4.3 The Committee may employ such legal counsel, consultants, and agents as it may deem desirable for the administration of this Plan and may rely upon any opinion received from any retained counsel or consultant and any computation received from any retained consultant or agent. The Committee shall keep minutes of its actions under this Plan.

4.4 No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to this Plan or any Awards. If a member of the Board or of the Committee is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of anything done or not done by such member in such capacity under or with respect to this Plan, the Corporation shall indemnify such member against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such member in connection with such action, suit or proceeding if such member acted in good faith and in a manner such member reasonably believed to be in or not opposed to the best interests of the Corporation and its Subsidiaries and, with respect to any criminal action or proceeding, had no reasonable cause to believe such member's conduct was unlawful.

                                    SECTION 5
                                   ELIGIBILITY

5.1 The individuals who shall be eligible to participate in this Plan shall be Directors, Directors Emeritus, officers, management, and such other key Employees of the Corporation and the Subsidiaries as the Committee may from time to time determine.

                                    SECTION 6
                       SHARES OF STOCK SUBJECT TO THE PLAN

6.1        Awards may be granted with respect to the Common Shares.

6.2 Shares delivered upon exercise of an Award, at the election of the Board, may be Common Shares that are authorized but previously unissued, or Common Shares reacquired by the Corporation, or both.

6.3 The maximum number of Common Shares that may be issued pursuant to Awards granted under this Plan, subject to adjustment as provided in
           Section 17 of this Plan, shall be 3,471,562 Common Shares. For the purpose of computing the total number of Common Shares available for Awards under this Plan, there shall be counted against the foregoing limitation the number of Common Shares subject to issuance upon exercise of Awards as of the dates on which such Awards are granted. If any Awards are forfeited, terminated or exchanged for other Awards, or expire unexercised, the Common Shares which were theretofore subject to such Awards shall again be available for Awards under this Plan to the extent of such forfeiture, termination or expiration of such Awards.

6.4 Notwithstanding any other provision of this Plan to the contrary, subject to adjustment as provided in Section 17 of this Plan, the maximum number of Common Shares that may be issued to any individual during the term of this Plan pursuant to Options granted under this Plan shall be 25% of the number of Common Shares that may be issued pursuant to this Plan.

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6.5        Any Common Shares subject to an Award which, for any reason, expires or is terminated unexercised, shall again be available for the grant of other Awards under this Plan; provided, however, that forfeited shares or other securities shall not be available for further Awards if the Grantee has realized any benefits of ownership from such shares.

                                    SECTION 7
                                  STOCK OPTIONS

7.1 The Committee may grant Options, as follows, which shall be evidenced by a stock option agreement and may be designated as NQSOs or ISOs:

         a)     NQSOs

                (i) A NQSO is a right to purchase a specified number of Common Shares during a period determined by the Committee, not to exceed ten years, at a price determined by the Committee that is not less than the Fair Market Value of the Common Shares on the date the Option is granted.

                (ii) The exercise price of the NQSO may be paid in cash. At the discretion of the Committee, the exercise price may also be paid by the tender of Common Shares to the Corporation or through a combination of Common Shares and cash or through such other means as the Committee determines are consistent with the purpose of this Plan and applicable law. No fractional Common Shares will be issued or accepted by the Corporation.

                (iii) No NQSO may be exercised more than ten years after the date the NQSO is granted.

                (iv) The Committee may permit the person exercising the NQSO, either on a selective or an aggregate basis, to simultaneously exercise the NQSO and sell the Common Shares acquired, pursuant to a brokerage or similar arrangement approved in advance by the Committee, and use the proceeds from the sale as payment of the exercise price of the NQSO.

         (b)    ISOs

                (i) No ISO may be granted under this Plan to a Non-Employee Director.

                (ii) To the extent the aggregate Fair Market Value (determined at the time of the grant of the Award) of the number of Common Shares with respect to which ISOs are exercisable under all plans of the Corporation or a Subsidiary for the first time by a Grantee during any calendar year exceeds $100,000, or such other limit as may be required by the Code, such ISOs shall be treated as NQSOs to the extent of such excess.

                (iii) No ISO may be exercisable more than:

                      A) ten years after the date the ISO is granted in the case of a Grantee who is not a Ten Percent Shareholder on the date the ISO is granted;
                           and

                      B) five years after the date the ISO is granted in the case of a Grantee who is a Ten Percent Shareholder on the date the ISO is granted.

                (iv) The exercise price of any ISO shall be determined by the Committee and shall not be less than:

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                      A)   the Fair Market Value of the Common Shares subject
                           to the ISO on the date of grant in the case of a Grantee who is not a Ten Percent Shareholder on the date the ISO is granted; and

                      B) 110 percent of the Fair Market Value of the Common Shares subject to the ISO on the date of grant in the case of a Grantee who is a Ten Percent Shareholder on the date the ISO is granted.

                (v) The Committee may provide that the exercise price under an ISO may be paid by one or more of the methods available for paying the exercise price of an NQSO under Section 7.1(a)(iv) of this Plan.

                                    SECTION 8
                            STOCK APPRECIATION RIGHTS

8.1 The amount payable with respect to each SAR shall be equal in value to the applicable percentage of the excess, if any, of the Fair Market Value of a Common Share on the exercise date over the exercise price of the SAR. The exercise price of the SAR shall be determined by the Committee and shall not be less than the Fair Market Value of a Common Share on the date the SAR is granted. SARs may be granted in tandem with an Option in which event the Grantee has the right to elect to exercise either the SAR or the Option. Upon the election to exercise one of these Awards, the other Award is subsequently terminated. An SAR may also be granted as an independent Award.

8.2 In the case of an SAR granted in tandem with an ISO to an Employee who is a Ten Percent Shareholder on the date of such grant, the amount payable with respect to each SAR shall be equal in value to the applicable percentage of the excess, if any, of the Fair Market Value of a Common Share on the exercise date over the exercise price of the SAR, which exercise price shall not be less than 110 percent of the Fair Market Value of a Common Share on the date the SAR is granted.

8.3 The applicable percentage, exercise price and exercise period of a SAR shall be established by the Committee at the time the SAR is granted.

                                    SECTION 9
                                RESTRICTED STOCK

9.1 Restricted Shares are Common Shares that are issued to a Grantee at a price determined by the Committee, which price may be zero, and is subject to restrictions on transfer and/or such other restrictions on incidents of ownership as the Committee may determine.

9.2 The Committee shall specify in the restricted share award agreement the terms upon which Restricted Shares shall vest; provided, however that the Grantee continues to be employed by the Corporation on the vesting date.

9.3 The Committee may, in its discretion, provide for accelerated vesting of Restricted Shares upon the achievement of specified performance goals to be determined by the Committee.

9.4        A Grantee may make the election under Section 83(b) of the Code.


                                   SECTION 10
                               PERFORMANCE AWARDS

10.1       A Performance Award granted under this Plan:

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              a)  may be denominated or payable in cash, Common Shares,
                  Restricted Shares, other securities or other Awards; and

              b) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish.

10.2 Subject to the terms of this Plan and any applicable Award agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee.

                                   SECTION 11
                       OTHER STOCK-BASED INCENTIVE AWARDS

11.1 The Committee may from time to time grant Awards under this Plan that provide a Grantee the right to purchase Common Shares or units that are valued by reference to the Fair Market Value of the Common Shares (including, but not limited to, phantom securities or dividend equivalents) or to receive Deferred Shares. Such Awards shall be in a form determined by the Committee (and may include terms contingent upon a Change of Control); provided that such Awards shall not be inconsistent with the terms and purposes of this Plan.

                                   SECTION 12
                               EXERCISE OF OPTIONS

12.1 The Committee may provide for the exercise of Options in installments and upon such terms, conditions and restrictions as it may determine subject to applicable law and the other requirements of this Plan.

12.2 Except in the event of the death, Disability or Retirement of a Grantee, upon the resignation or removal from the board of directors of any Grantee who is a Director or upon the termination of employment of a Grantee who is not a Director, any Option which has not yet become exercisable shall thereupon terminate and be of no further force or effect, and, unless the Committee shall specifically state otherwise at the time an Option is granted, any Option which has become exercisable shall terminate if it is not exercised within three months of such resignation, removal or termination of employment or directorship.

12.3 Unless the Committee shall specifically state otherwise at the time an Option is granted, in the event the employment or the directorship of a Grantee is Terminated for Cause, any Option that has not been exercised shall thereupon terminate and be of no further force or effect.

12.4 An Option granted hereunder shall be exercisable, in whole or in part, only by written notice delivered in person or by mail to the Secretary of the Corporation at its principal office, specifying the number of Common Shares to be purchased and accompanied by payment thereof and otherwise in accordance with the stock option award agreement pursuant to which the Option was granted.

                                   SECTION 13
               RIGHTS IN EVENT OF DEATH, DISABILITY OR RETIREMENT

13.1 If a Grantee dies, becomes subject to a Disability or enters Retirement prior to termination of his or her right to exercise an Option in accordance with the provisions of his or her stock option award agreement without having totally exercised the Option, the stock option award agreement may provide that the

           Option shall become exercisable in full on the date of the Grantee's death, Disability or Retirement, (i) in the event of the Grantee's death, by the Grantee's estate or by the person who acquired the right to exercise the Option by bequest or inheritance (ii) in the event of the Grantee's Disability, by the Grantee or his or her personal representative or (iii) in the event of a Grantee's Retirement, by the Grantee.

13.2 In the event of the Grantee's death, Disability or Retirement the Option, if it has become exercisable in full, shall not be exercisable after the date of its expiration or more than twelve months from the date of the Grantee's death, Disability or Retirement, whichever first occurs.

13.3 The date of Disability of a Grantee shall be determined by the Committee.

                                   SECTION 14
                                AWARD AGREEMENTS

14.1 Each Award granted under this Plan shall be evidenced by an award agreement, as the Committee may deem appropriate, between the Grantee to whom the Award is granted and the Corporation, setting forth the number of Common Shares, SARs, or units subject to the Award and such other terms and conditions applicable to the Award not inconsistent with this Plan.

14.2 The award agreement for an Option shall also be referred to as a stock option award agreement.

                                   SECTION 15
                                 TAX WITHHOLDING

15.1 The Committee may establish such rules and procedures as it considers desirable in order to satisfy any obligation of the Corporation to withhold federal income taxes or other taxes with respect to any Award made under this Plan. Such rules and procedures may provide:

              a) in the case of Awards paid in Common Shares, the Corporation may withhold Common Shares otherwise issuable upon exercise of such Award in order to satisfy withholding obligations, unless otherwise instructed by the Grantee or unless the Committee determines otherwise at the time of Grant; and

              b) in the case of an Award paid in cash, that the withholding obligation shall be satisfied by withholding the applicable amount and paying the net amount in cash to the Grantee; provided that the requirements of the Rules, to the extent applicable, must be satisfied with regard to any withholding pursuant to clause (a).

                                   SECTION 16
                                CHANGE OF CONTROL

16.1 For the purpose of this Plan, a "Change of Control" of the Corporation means a change of control of a nature that:

              (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Exchange Act; or

              (ii) results in a Change of Control of the Corporation within the meaning of the Home Owners' Loan Act of 1933, as amended, and the Rules and Regulations promulgated by the OTS, as in effect on the Effective Date (provided, that in applying the definition of change of control as set forth under the rules and regulations of the OTS, the Board shall substitute its judgment for that of the OTS); or

             (iii) without limitation, such a Change of Control shall be deemed to have occurred at such time as;

                      (a) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the Corporation's outstanding securities ordinarily having the right to vote at the election of directors;

                      (b) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of a least 75% of the directors comprising the Incumbent Board, or whose nomination for election by the Corporation's shareholders was approved by the same Nominating Committee serving under an Incumbent Board shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board;

                      (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Corporation or similar transaction occurs in which the Corporation is not the resulting entity or;

                      (d) the approval by shareholders of a proxy statement proposal soliciting proxies from shareholders of the Corporation, by someone other than the current management of the Corporation; seeking shareholder approval of a plan of reorganization, merger or consolidation of the Corporation or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged for or converted into cash or property or securities not issued by the Corporation; or

                      (e) a tender offer is made and completed for 20% or more of the voting securities of the Corporation.

16.2 In the event of a Change of Control affecting the Corporation, then, notwithstanding any provision of this Plan or of any provisions of any Award agreements entered into between the Corporation and any Grantee to the contrary, all Awards that have not expired and which are then held by any Grantee (or the person or persons to whom any deceased Grantee's rights have been transferred) shall, as of such Change of Control, become fully and immediately vested and exercisable and may be exercised for the remaining term of such Awards; provided, however, that in the event that any exercise or receipt of an Award in connection with a Change of Control alone, or in the aggregate with other payments to a Grantee, would result in the imposition of a penalty tax pursuant to Section 280G of the Code, such exercise or receipt would remain subject to any vesting schedule set forth in an Award.

                                   SECTION 17
                          DILUTION OR OTHER ADJUSTMENT

17.1 If the Corporation is a party to any merger or consolidation, or undergoes any merger, consolidation, separation, reorganization, liquidation or the like, the Committee shall have the power to make arrangements, which shall be binding upon the holders of unexpired Awards, for the substitution of new Awards for, or the assumption by another corporation of, any unexpired Awards then outstanding hereunder.

17.2 In the event of any change in capitalization affecting the Common Shares, such as a stock split, stock dividend, recapitalization, merger, consolidation, spin-off, split-up, combination or exchange of shares or other form of reorganization, or any other change affecting the Common Shares, including a distribution

           (other than normal cash dividends) of Corporation assets to shareholders, the Committee shall conclusively determine the appropriate adjustment in the option prices of outstanding Options, and the number and kind of shares or other securities as to which outstanding Awards shall be exercisable, and the aggregate number of shares with respect to which Awards may be granted.

17.3 The existence of this Plan and the Options granted hereunder shall not affect or restrict in any way the right or power of the Board or the shareholders of the Corporation to make or authorize the following: any adjustment, recapitalization, reorganization or other change in the Corporation's capital structure or its business; any merger, acquisition or consolidation of the Corporation; any issuance of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Corporation's capital stock or the rights thereof; the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business; or any other corporate act or proceeding, including any merger or acquisition which would result in the exchange of cash, stock of another company or options to purchase the stock of another company for any Option outstanding at the time of such corporate transaction or which would involve the termination of all Options outstanding at the time of such corporation transaction.

                                   SECTION 18
                                 TRANSFERABILITY

18.1 Except as set forth in Section 18.2 of this Plan, no Award shall be sold, pledged, assigned, transferred, or encumbered by a Grantee other than by will or by the laws of descent and distribution.

18.2 Only an NQSO may be pledged, assigned, or transferred by a Grantee to another individual provided that the NQSO is pledged, assigned, or transferred without consideration by a Grantee, subject to such rules as the Committee may adopt, to (i) a member of the Grantee's immediate family, (ii) a trust solely for the benefit of the Grantee and his or her immediate family or (iii) a partnership or limited liability company whose only partners or members are the Grantee and his or her Immediate Family (hereinafter referred to as the Permitted Transferee); provided that the Committee is notified in advance in writing of the terms and conditions of any proposed pledge, assignment or transfer and the Committee determines that such pledge, assignment or transfer complies with the requirements of this Plan and the applicable Award agreement.

18.3 Any pledge, assignment or transfer of an Award that does not comply with the provisions of this Plan and the applicable Award agreement shall be void and unenforceable against the Corporation.

18.4 All terms and conditions of a pledged, assigned or transferred Award shall apply to the beneficiary, executor, administrator, and Permitted Transferee, whether one or more, of the Grantee (including the beneficiary, executor and administrator of a permitted transferee), including the right to amend the applicable Award agreement; PROVIDED that the permitted transferee shall not pledge, assign or transfer an Award other than by will or by the laws of descent and distribution.

                                   SECTION 19
                     AMENDMENT, TERMINATION OR MODIFICATION

19.1 Without further approval of the shareholders of the Corporation, the Board may at any time terminate this Plan, or may amend it from time to time in such respects as the Board may deem advisable, except that the Board may not, without approval of the shareholders, make any amendment which would (i) increase the aggregate number of Common Shares that may be issued under this Plan, except for adjustments pursuant to Section 17 of this Plan, (ii) materially modify the requirements as to eligibility for participation in this Plan, or
           (iii) materially increase the benefits accruing under this Plan. The above notwithstanding, the Board may amend this Plan to take into account changes in applicable securities, federal income tax and other applicable laws.

19.2 The Board may authorize the Committee to direct the execution of an instrument providing for the modification of any outstanding Option which the Board believes to be in the best interests of the Corporation; provided, however, that no such modification, extension or renewal shall confer on the holder of such Option any right or benefit which could not be conferred on him by the grant of a new Option at such time and shall not materially decrease the holder's benefits under the Option without the consent of the holder of the Option, except as otherwise permitted under this Plan.

                                   SECTION 20
                               GENERAL PROVISIONS

20.1 No Awards may be exercised by a Grantee if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Corporation, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

20.2 A bona fide leave of absence approved by a duly constituted officer of the Corporation shall not be considered interruption or termination of service of any Grantee for any purposes of this Plan or Awards granted thereunder, except that no Awards may be granted to an Employee while he or she is on a bona fide leave of absence.

20.3 No Grantee shall have any rights as a shareholder with respect to any shares subject to Awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Corporation.

20.4 Nothing contained in this Plan or in an Award agreement granted thereunder shall confer upon any Grantee any right to (i) continue in the employ of the Corporation or any of its Subsidiaries or continue serving on the Board or (ii) interfere in any way with the right of the Corporation or any of its Subsidiaries to terminate the Grantee's employment at any time or service on the Board.

20.5 Any Award agreement may provide that shares issued upon exercise of any Awards may be subject to such restrictions, including, without limitation, restrictions as to transferability and restrictions constituting substantial risks of forfeiture as the Committee may determine at the time such Award is granted.

                                   SECTION 21
                               PLAN EFFECTIVE DATE

21.1 This Plan shall become effective on the date of its adoption by the Board subject to approval of this Plan by the shareholders of the Corporation within twelve (12) months after the date of this Plan's adoption by the Board (the "Effective Date"). In the event of the failure to obtain such shareholder approval, this Plan and any Awards granted thereunder, shall be null and void and the Corporation shall have no liability thereunder.

21.2 No Award granted under this Plan shall be exercisable until such shareholder approval has been obtained.

                                   SECTION 22
                                PLAN TERMINATION

22.1 No Award may be granted under this Plan on or after the date which is ten years following the effective date specified in Section 21, but Awards previously granted may be exercised in accordance with their terms.

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                                   SECTION 23
                                  GOVERNING LAW

23.1 This Plan and all actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Ohio, except to the extent federal law shall be deemed applicable.